EXHIBIT 99.1



FOR IMMEDIATE RELEASE

CONTACT:   James W. Shepperd
           Chief Financial Officer
           The National Registry Inc.
           (813) 636-0099


             NRI COMPLETES $5 MILLION FINANCING AND IDENTITY CHANGE

TAMPA, FL (NOVEMBER 10, 1999) - The National Registry Inc. (NRI) (NASDAQ: NRID) today announced that it had issued 100,000 shares of Series D Preferred Stock to RMS Limited Partnership, the Company's largest shareholder, for an aggregate purchase price of $5 million. The Company also announced that it had received stockholder approval to change its name from The National Registry Inc. to SAFLINK Corporation and has requested that a new stock ticker symbol (NASDAQ:
ESAF) be assigned for trading effective November 12, 1999.

"This important financing strengthens our balance sheet and provides the working capital needed to expand our business as needed in the coming year," said Jeffrey P. Anthony, Chairman and Chief Executive Officer. "We are experiencing a significant increase in activity and interest in our biometric products and a strong financial footing is critical if we expect to play an important role in the post-Y2K information assurance market. I believe that our ability to attract new partners and key employees, expand our Secure Authentication Facility (SAF(TM)) product line, and implement our brand development, distribution, and acquisition strategies will be significantly enhanced by these two developments."

The Series D Preferred Stock may be converted into 3.6 million shares of the Company's common stock at a price of $1.39 per share, subject to customary anti-dilution provisions. Shares of Series D Preferred Stock outstanding as of November 9, 2004 will be automatically converted and the Company has the right, but not the obligation, to redeem the Series D Preferred Stock for $50 per share plus accrued dividends at any time prior to conversion. The Series D Preferred Stock has no voting rights, except as required by law, carries a 10% per annum cumulative dividend, and has a liquidation preference of $50 per share plus unpaid dividends.

The Company had previously proposed the name change on July 7, 1998 but stockholder action on the initiative had been deferred by the Board of Directors until recently. "National Registry is the wrong message to be sending to Wall Street and Main Street," said Mr. Anthony. "SAFLINK and our ESAF symbol more clearly communicate our secure e-business and e-commerce focus while helping to build awareness for our brand in the marketplace."

SAFLINK Corporation, based in Tampa, Florida, brings the Power of Biometric Identification(TM) to enterprise networks and the Internet. The Company provides cost-effective multi-biometric software

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solutions to verify individual identity, to protect business and personal information, and to replace passwords and PINs in order to safeguard and simplify access to electronic systems and enable new online services for customers. The Company's Secure Authentication Facility (SAF(TM)) suite of multi-biometric network security products delivers enterprise-level secure access control to a range of software platforms and network applications, including Microsoft(R) Windows NT(R) and Internet Information Server(R), Novell NetWare(R), and Computer Associates' Unicenter(R) TNG(TM) and its Single Sign-On(TM) option. Further information is available through the Company's world wide web site (http://www.saflink.com).

SECURE AUTHENTICATION FACILITY, SAF, and Power of Biometric Identification are trademarks of SAFLINK Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

THE AFOREMENTIONED REMARKS CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES INCLUDING WITHOUT LIMITATION THOSE RELATED TO INDUSTRY TRENDS, THOSE RELATING TO COMPETITION AND THOSE RELATING TO EXPANSION PLANS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED ABOVE.


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